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                                 VAN ECK FUNDS

                   AMENDMENT NO. 4 TO MASTER TRUST AGREEMENT

     Amendment No. 4 to the Master Trust Agreement dated April 3, 1985, made at New York, New York, this 6th day of February, 1986.

                             W I T N E S S E T H:
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     WHEREAS, SECTION 7.3 of the Master Trust Agreement dated April 3, 1985, as amended (the "Agreement"), of the Van Eck Funds (the "Trust") provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, by an instrument in writing, signed by an officer of the Trust pursuant to a vote of majority of the Trustees of the Trust; and

     WHEREAS, a majority of Trustees of the Trust have duly adopted the amendment to the Agreement shown below and authorized the same to be filed with the Secretary of State of the Commonwealth of Massachusetts.

     NOW, THEREFORE, the undersigned John C. van Eck, the duly elected and serving President of the Trust, pursuant to the authorization described above, hereby amends the Agreement in the following respects:
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     The first paragraph of Section 4.1 of the Agreement is amended to read as follows:

          "Section 4.1 Description of Shares. The beneficial interest in the
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     Trust shall be divided into Shares, all with $.001 par value and of one class, but the Trustees shall have the authority from time to time to divide the class of Shares into two or more Series of Shares (each of which Series of Shares shall be a separate and distinct Sub-Trust of the Trust, including without limitation those Sub-Trusts specifically established and designated in Section 4.2), as they deem necessary or desirable. Each Sub-Trust established hereunder shall be deemed to be a separate trust under Massachusetts General Laws Chapter 182. The Trustees shall have exclusive power without the requirement of shareholder approval to establish and designate such separate and distinct Sub-Trusts, and to fix and determine the relative rights and preferences as between the shares of the separate Sub-Trusts as to right of redemption and the price, terms and manner of redemption, special and relative rights as to dividends and other distributions and on liquidation, sinking or purchase fund provisions, conversion rights, and conditions under which the several Sub-Trusts shall have separate voting rights or no voting rights."

     WITNESS my hands and seal this 6th day of February, 1986.



                                                 /s/ John C. van Eck
                                                 John C. van Eck, President


STATE OF NEW YORK )

COUNTY OF NEW YORK)

     Then personally appeared the above-named John C. van Eck, and acknowledged this instrument to be his free act and deed this 6th day of February, 1986.


                                                 /s/ Henry G. Neger
                                                 Notary Public

                                        My commission expires: March 30, 1987

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